THE TAIWAN FUND, INC. REVIEW
July 2006

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 4.8% in U.S. dollar terms in July. Both foreign investors and local institutions were net sellers and sold NT$ 28.9 billion and NT$ 584 million, respectively. Proprietary traders became net buyers and bought NT$ 3.1 billion. On the economic front, Taiwan’s headline Consumer Price Index (“CPI”) grew by 0.8% in July due to the high comparison base. In July, Taiwan’s exports grew by 21.2% to US$ 19.6 billion, marking the highest monthly peak ever. Imports rose by 17.5% to US$ 17.8 billion, the second highest year-to-date. The result was a trade surplus of US$ 1.8 billion. This robust export demand in the traditional slow season highlights Taiwan’s strong export momentum in terms of value and growth. In terms of sector performance, construction (-0.3%) and technology (-3.0%) outperformed other sectors in July due to the healthy industry outlook and the rebound for specific technology sectors. On the other hand, steel (-11.9%) and automobile (-8.5%) were underperformers in July due to the weak end demand.
Fund Performance Review:
The Fund outperformed its benchmark by 1.7% in July. The Fund’s overweight position in the Thin-Film Transistor Liquid-Crystal Display (“TFT-LCD”) sector and underweight position in the foundry sector contributed positively to performance. The Fund’s overweight positions in the printed circuit board (“PCB”) substrate sector and underweight position in the petrochemical sector negatively contributed to performance.
Investment Strategy:
In the short term, HSBC Investment (Taiwan) Limited (“HSBC Taiwan” or the “Adviser”) expects that the market will continue to consolidate in the coming few weeks due to increased supply of new shares from the free employee bonus shares and a continuing unsettled political climate in Taiwan. As the government may permit Chinese tourists to visit Taiwan in the future, domestic demand, including property prices, tourism, hotel, and retail sales, could be boosted. Because of both the slowness in the personal computer (“PC”) sector during the second quarter and the fact that several companies’ sales figures were lower than expected, HSBC Taiwan has doubts regarding the strength of the technology sector in the first half of the third quarter. However, HSBC Taiwan still has a positive outlook for the technology sector for the fourth quarter of 2006, considering the year-end seasonal demand and the abundant liquidity in the market.
In the long-term, HSBC Taiwan believes that the marketplace is currently at the low end of the trading range, and HSBC Taiwan expects to see better results for the market as it moves into the fourth quarter of 2006. Reasons for improved results may include further improvement in Taiwan-China relations and a stronger NT dollar, and improved technology product demand as 2006 moves into the late third quarter-early fourth quarter peak season. On the liquidity front, we believe that foreign liquidity may continue to flow into Taiwan for the year-end rally.
In terms of a future investment strategy, the market is trading at reasonable levels relative to its historical trading range. The market is trading at 2.1 price to book with an estimated 16% return on equity and a 4% dividend yield. HSBC Taiwan plans to remain moderately aggressive in its investment strategy on behalf of the Fund anticipating good earnings growth momentum in the technology sector in the fourth quarter of 2006. The sectors expected to have better momentum in the fourth quarter of 2006 include handset components, networking and consumer electronics sectors. Additionally, since domestic demand has been picking up, HSBC Taiwan has had an overweight position in property sector. For cyclical industrial investments, HSBC Taiwan plans to remain underweight in the petrochemical, paper and textile sectors based on the assumption of a downward trend in these sectors in the coming year.
Total Fund Sector Allocation

As of 07/31/06	% Of	% of
	Total Fund	TAIEX
Telecommunication	19.1	11.20
Semiconductor Manufacturing	12.7	13.21
PC & Peripherals	12.3	15.89
Electronic Components	11.9	3.63
TFT-LCD	10.1	4.75
Financial Services	9.1	17.06
IC Design	6.8	2.93
Construction	4.2	1.47
Memory IC	4.1	2.34
Iron & Steel	2.5	2.67
Electronics	2.4	1.70
Plastics	2.1	9.23
Electric & Machinery	0.4	1.06
Transportation	0.0	2.21
Others	0.0	1.97
Textiles	0.0	1.39
Chemicals	0.0	1.44
Automobile	0.0	1.09
Cement	0.0	0.99
Foods	0.0	0.89
Wholesale & Retail	0.0	0.79
Rubber	0.0	0.59
Elec. Appliance & Cable	0.0	0.54
Paper & Pulp	0.0	0.36
Glass & Ceramics	0.0	0.30
Tourism	0.0	0.30
Computer Service and Software	0.0	0.00
Biotech	0.0	0.00
Securities	0.0	0.00
Total	97.7	100.00
Cash	2.3

Technology	79.4	55.65
Non-Technology	9.2	27.29
Financial	9.1	17.06
Top 10 Holdings of Total Fund Portfolio

As of 7/31/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	6.90

High Tech Computer Corp.	6.01

Taiwan Semicondutor Manufacturing Co.	4.40

MediaTek, Inc.	4.11

Siliconware Precision Industries Co.	4.02

Cathay Financial Holding Co. Ltd.	4.01

Lagan Precision Co. Ltd.	3.96

D-Link Corp.	3.65

Chang Hwa Commercial Bank	3.37

Au Optronics Corp.	3.36

Total	43.79

Total Net Assets: US 268.79 Million	NAV: US$16.42 Price: US$14.94 Discount: 9.01% No. of Shares: 16.4 Million

Returns in US$(%)(a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index (d)
One Month	-3.24	-4.84	-3.11
Fiscal Year to Date (c)	11.61	6.98	9.92
One Year	3.34	-0.49	3.44
Three Years	11.25	8.45	12.14
Five years	8.72	9.49	N/A
Ten Years	0.77	-1.18	N/A
Since Inception	9.80	10.23	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1993-7/31/2006
Market Data

	As of 06/30/06	As of 07/31/06
TAIEX	6704.41	6454.58
% Change in NTD terms	-2.082	-3.726
% change in USD terms	-3.094	-4.842
NTD Daily avg. trading volume (In Billions)	91.24	71.25
USD Daily avg. trading volume (In Billions)	2.82	2.18
NTD Market Capitalization (In Billions)	15949.02	15911.61
USD Market Capitalization (In Billions)	492.72	485.87
FX Rate: (NT$/US$)	32.3695	32.749

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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